Exhibit 99.1

Revolve Group Announces Fourth Quarter and Full Year 2024 Financial Results

Los Angeles, CA – February 25, 2025 - Revolve Group, Inc. (NYSE: RVLV), the next-generation fashion retailer for Millennial and Generation Z consumers, today announced financial results for the fourth quarter and full year ended December 31, 2024.

“We finished the year with an outstanding fourth quarter, highlighted by double-digit top-line growth year-over-year and a more than doubling of net income and Adjusted EBITDA year-over-year,” said co-founder and co-CEO Mike Karanikolas. “Notably, our business was strong across the board, with net sales increasing at a double-digit rate year-over-year across Revolve, FWRD, domestic and international.”

“The team performed exceptionally this year, delivering marketing and logistics efficiency gains, a meaningfully reduced return rate in the second half of the year, significant advancements in our merchandising and product assortment, and enhanced site navigation features that further elevate product discovery,” said co-founder and co-CEO Michael Mente. “Importantly, we achieved strong financial results while continuing to invest in key initiatives that we believe set us up well for profitable growth and market share gains over the long term, including expansion of owned brands, deploying AI technology and exploration of physical retail expansion.”

Fourth Quarter 2024 Financial Summary

	Three Months Ended December 31,
	2024	2023	YoY Change
	(in thousands, except percentages)
Net sales	$293,728	$257,778	14%
Gross profit	$154,298	$134,049	15%
Gross margin	52.5%	52.0%
Net income	$11,770	$3,494	237%
Adjusted EBITDA (non-GAAP financial measure)	$18,272	$8,538	114%
Net cash provided by (used in) operating activities	$3,918	$(3,876)	NM
Free cash flow (non-GAAP financial measure)	$1,831	$(4,960)	NM

NM – not meaningful

Fourth Quarter 2024 Operational Metrics

	Three Months Ended December 31,
	2024	2023	YoY Change
	(in thousands, except average order value and percentages)
Active customers	2,668	2,543	5%
Total orders placed	2,172	2,022	7%
Average order value	$301	$303	(1%)

Additional Fourth Quarter 2024 Metrics and Results Commentary

•
Trailing 12-month Active customers increased by 40,000 during the fourth quarter of 2024, growing to 2,668,000 as of December 31, 2024, an increase of 5% year-over-year.
•
Total net sales were $293.7 million, an increase of 14% year-over-year, and a sequential improvement from the 10% increase year-over-year reported in the third quarter of 2024.

•
Gross profit was $154.3 million, an increase of 15% year-over-year.
•
Gross margin was 52.5%, a year-over-year increase of 53 basis points that was primarily driven by margin expansion in the FWRD segment.
•
We achieved meaningful year-over-year efficiencies in our operating expenses, driven by strong efficiencies in our marketing, fulfillment, and selling and distribution expenses compared to the prior-year period, partially offset by growth in general and administrative expenses as a percentage of net sales year-over-year. General and administrative expenses for the fourth quarter of 2024 include $2.7 million in non-routine items excluded from Adjusted EBITDA, as explained further below in the non-GAAP reconciliation tables and accompanying disclosures in this press release. General and administrative expenses for the fourth quarter of 2023 include $3.4 million in non-routine items excluded from Adjusted EBITDA.
•
Net income was $11.8 million, a year-over-year increase of 237%, primarily due to strong growth in net sales, gross margin expansion, leverage on operating expenses year-over-year, and a lower effective tax rate in the fourth quarter of 2024.
•
Adjusted EBITDA was $18.3 million, a year-over-year increase of 114%.
•
Diluted earnings per share (EPS) was $0.17, a year-over-year increase of 240%.

Additional Fourth Quarter 2024 Net Sales Commentary

Net sales increased by a double-digit rate year-over-year across segments and geographies.

•
REVOLVE segment net sales were $252.0 million, a year-over-year increase of 15%.
•
FWRD segment net sales were $41.8 million, a year-over-year increase of 11%.
•
Domestic net sales were $236.6 million, a year-over-year increase of 11%.
•
International net sales were $57.1 million, a year-over-year increase of 29%.

Additional trend information regarding Revolve Group’s fourth quarter and full year 2024 financial results and operating metrics is available in the Q4 and FY 2024 Financial Highlights presentation available on the company’s investor relations website at https://investors.revolve.com.

Results Since the End of Fourth Quarter 2024

During the first seven weeks of 2025 (January 1, 2025 to February 18, 2025), net sales increased by a high-single digit percentage year-over-year compared to the same period in 2024.

2025 Business Outlook

Based on information available to us as of February 25, 2025, we are providing the following guidance for the full year ending December 31, 2025 and the first quarter ending March 31, 2025.

FY 2025 Outlook
Gross margin	52.4% to 52.9%
Fulfillment expenses	3.0% to 3.2% of net sales
Selling and distribution expenses	17.0% to 17.2% of net sales
Marketing expenses	14.9% to 15.1% of net sales
General and administrative expenses	$155 million to $158 million
Effective tax rate	24% to 26%

First Quarter 2025 Outlook
Gross margin	52.2% to 52.7%
Fulfillment expenses	3.2% of net sales
Selling and distribution expenses	17.4% of net sales
Marketing expenses	14.9% of net sales
General and administrative expenses	$39.5 million

Full Year 2024 Financial Summary

	Year Ended December 31,
	2024	2023	YoY Change
	(in thousands, except percentages)
Net sales	$1,129,911	$1,068,719	6%
Gross profit	$593,273	$554,199	7%
Gross margin	52.5%	51.9%
Net income	$48,771	$28,147	73%
Adjusted EBITDA (non-GAAP financial measure)	$69,516	$43,409	60%
Net cash provided by operating activities	$26,692	$43,342	(38%)
Free cash flow (non-GAAP financial measure)	$18,005	$39,144	(54%)

Full Year 2024 Operational Metrics

	Year Ended December 31,
	2024	2023	YoY Change
	(in thousands, except average order value and percentages)
Active customers	2,668	2,543	5%
Total orders placed	8,867	8,701	2%
Average order value	$302	$297	2%

Additional Full Year 2024 Metrics and Results Commentary

•
Total net sales were $1.1 billion, a year-over-year increase of 6%.
•
Gross profit was $593.3 million, a year-over-year increase of 7%.
•
Gross margin was 52.5%, a year-over-year increase of 65 basis points.
•
Net income was $48.8 million, a year-over-year increase of 73%, primarily reflecting the increase in net sales, gross margin expansion and leverage on operating expenses year-over-year.
•
Adjusted EBITDA was $69.5 million, a year-over-year increase of 60%.
•
Diluted EPS was $0.69, a year-over-year increase of 82%.

Additional Full Year 2024 Net Sales Commentary

•
REVOLVE segment net sales were $970.5 million, a year-over-year increase of 7%.
•
FWRD segment net sales were $159.4 million, a year-over-year decrease of 3%.
•
Domestic net sales were $903.5 million, a year-over-year increase of 4%.
•
International net sales were $226.4 million, a year-over-year increase of 14%.

Cash Flow and Balance Sheet Commentary

•
Net cash provided by operating activities was $26.7 million and free cash flow was $18.0 million for the year ended December 31, 2024, a decrease of 38% and 54%, respectively. The decrease in both cash flow measures primarily reflects unfavorable movements in working capital, partially offset by higher net income.
•
Stock repurchases were $11.8 million for the year ended December 31, 2024, exclusive of broker fees and excise taxes. The company repurchased 767,198 shares of its Class A common stock during the full year 2024, at an average cost of $15.35. $57.6 million remained available under the company's $100 million stock repurchase program as of December 31, 2024.
•
Balance sheet: Cash and cash equivalents as of December 31, 2024 grew to $256.6 million, an increase of $11.2 million, or 5%, from $245.4 million as of December 31, 2023. Our balance sheet as of December 31, 2024 remains debt free.
•
Inventory as of December 31, 2024 was $229.2 million, an increase of $25.7 million, or 13%, from the inventory balance of $203.6 million as of December 31, 2023. The increase in inventory balance year-over-year was slightly lower than our 14% year-over-year growth in net sales during the fourth quarter of 2024.

Conference Call Information

Revolve Group management will host a call today at 4:30 pm ET / 1:30 pm PT to discuss today’s results in more detail. To participate, please dial (888) 596-4144 within the United States or (646) 968-2525 outside the United States approximately 10 minutes before the scheduled start of the call. The conference ID for the call is 2756104. The conference call will also be accessible, live via audio broadcast, on the Investor Relations section of the Revolve Group website at http://investors.revolve.com. A replay of the conference call will be available online at http://investors.revolve.com. In addition, an audio replay of the call will be available for one week following the call and can be accessed by dialing 1-800-770-2030 within the United States or (609) 800-9909 outside the United States. The replay conference ID is 2756104.

Forward-Looking Statements

This press release contains ''forward-looking statements'' within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements, including but not limited to statements regarding our growth prospects and market share gains, expansion of owned brands, deployment of AI technology, expansion of physical retail and outlook for the first quarter and full year of 2025. Forward-looking statements include statements containing words such as "expect," "anticipate," "believe," "project," "will" and similar expressions intended to identify forward-looking statements. These forward-looking statements are based on our current expectations. Forward-looking statements involve risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to changing economic conditions and their impact on consumer demand and our business, operating results and financial condition; demand for our products; supply chain challenges; the effect of tariffs;

inflationary pressures; wars and conflicts in Ukraine/Russia, Israel/Gaza and the Middle East; other geopolitical tensions; our fluctuating operating results; seasonality in our business; our ability to acquire products on reasonable terms; our e-commerce business model; our ability to attract customers in a cost effective manner; the strength of our brand; competition; fraud; system interruptions; our ability to fulfill orders; the impact of public health crises on our business, operations and financial results; the effect of claims, lawsuits, government investigations, other legal or regulatory proceedings or commercial or contractual disputes; and other risks and uncertainties included under the caption "Risk Factors" and elsewhere in our filings with the Securities and Exchange Commission, or SEC, including, without limitation, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and our Annual Report on Form 10-K for the year ended December 31, 2024, which we expect to file with the SEC on February 25, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Measures and Other Operating Metrics

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), we reference in this press release and the accompanying tables the following non-GAAP financial measures: Adjusted EBITDA and free cash flow.

The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

We use these non-GAAP financial measures to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses that may not be indicative of our ongoing core operating performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when analyzing historical performance and liquidity and when planning, forecasting, and analyzing future periods.

For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, please see the tables captioned “Reconciliation of Non-GAAP Financial Measures” included at the end of this release. We encourage reviewing the reconciliation in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude similar items, may incur income and expenses similar to these excluded items and may include other expenses, costs and non-recurring items.

Definitions of our non-GAAP financial measures and other operating metrics are presented below.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net income before other (income) expense, net; taxes; and depreciation and amortization; adjusted to exclude the effects of equity-based compensation expense, certain transaction costs and certain non-routine items. Adjusted EBITDA is a key measure used by management to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis and, in the case of exclusion of the impact of equity-based compensation, excludes an item that we do not consider to be indicative of our core operating performance.

Free Cash Flow

Free cash flow is a non-GAAP financial measure that we calculate as net cash provided by operating activities less cash used in purchases of property and equipment, and purchases of rental product. We view free cash flow as an important indicator of our liquidity because it measures the amount of cash we generate. Free cash flow also reflects changes in working capital.

Active Customers

We define an active customer as a unique customer account from which a purchase was made across our platform at least once in the preceding 12-month period. In any particular period, we determine our number of active customers by counting the total number of customers who have made at least one purchase in the preceding 12-month period, measured from the last date of such period. We view the number of active customers as a key indicator of our growth, the reach of our sites, the value proposition and consumer awareness of our brand, the continued use of our sites by our customers and their desire to purchase our products.

Total Orders Placed

We define total orders placed as the total number of orders placed by our customers, prior to product returns, across our platform in any given period. We view total orders placed as a key indicator of the velocity of our business and an indication of the desirability of our products and sites to our customers. Total orders placed, together with average order value, is an indicator of the net sales we expect to recognize in a given period.

Average Order Value

We define average order value as the sum of the total gross sales from our sites in a given period, prior to product returns, divided by the total orders placed in that period. We believe our high average order value demonstrates the premium nature of our product assortment. Average order value varies depending on the site through which we sell merchandise, the mix of product categories sold, the number of units in each order, the percentage of sales at full price, and for sales at less than full price, the level of markdowns.

About Revolve Group, Inc.

Revolve Group, Inc. (NYSE: RVLV) is the next-generation fashion retailer for Millennial and Generation Z consumers. As a trusted premium lifestyle brand and a go-to online source for discovery and inspiration, we deliver an engaging customer experience from a vast yet curated offering of apparel, footwear, accessories, beauty and home products. Our dynamic platform connects a deeply engaged community of millions of consumers, thousands of global fashion influencers and more than 1,000 emerging, established and owned brands.

We were founded in 2003 by our co-CEOs, Michael Mente and Mike Karanikolas. We sell merchandise through two complementary segments, REVOLVE and FWRD, that leverage one platform. Through REVOLVE, we offer an assortment of premium apparel, footwear, accessories and beauty products from emerging, established and owned brands. Through FWRD, we offer an assortment of curated and elevated iconic and emerging luxury brands. For more information, visit www.revolve.com.

Contacts:

Investors:

Erik Randerson, CFA

562.677.9513

IR@revolve.com

Media:

Jennifer Walker

revolve@walkerdrawas.com

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net sales	$293,728	$257,778	$1,129,911	$1,068,719
Cost of sales	139,430	123,729	536,638	514,520
Gross profit	154,298	134,049	593,273	554,199
Operating expenses:
Fulfillment	9,456	8,997	37,389	36,654
Selling and distribution	48,359	45,776	195,169	197,052
Marketing	43,326	42,353	167,176	171,774
General and administrative	41,756	34,724	142,122	126,585
Total operating expenses	142,897	131,850	541,856	532,065
Income from operations	11,401	2,199	51,417	22,134
Other income, net	(3,246)	(2,677)	(13,030)	(15,627)
Income before income taxes	14,647	4,876	64,447	37,761
Provision for income taxes	2,877	1,382	15,676	9,614
Net income	11,770	3,494	48,771	28,147
Less: Net loss attributable to non-controlling interest	566	—	786	—
Net income attributable to Revolve Group, Inc. stockholders	$12,336	$3,494	$49,557	$28,147
Earnings per share of Class A and Class B common stock:
Basic	$0.17	$0.05	$0.70	$0.39
Diluted	$0.17	$0.05	$0.69	$0.38
Weighted average number of shares of Class A and Class B common stock outstanding:
Basic	70,975	71,782	70,846	72,961
Diluted	72,135	72,171	71,677	73,583

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share and per share data)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$256,600	$245,449
Accounts receivable, net	10,338	12,405
Inventory	229,244	203,587
Income taxes receivable	1,195	1,625
Prepaid expenses and other current assets	63,711	65,523
Total current assets	561,088	528,589
Property and equipment (net of accumulated depreciation of $22,230 and $17,994 as of December 31, 2024 and December 31, 2023, respectively)	8,937	7,763
Right-of-use lease assets	36,259	36,440
Intangible assets, net	2,294	1,875
Goodwill	2,042	2,042
Other assets	18,067	2,172
Deferred income taxes, net	36,860	30,005
Total assets	$665,547	$608,886
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$45,098	$47,821
Income taxes payable	4	—
Accrued expenses	38,524	40,714
Returns reserve	69,661	63,780
Current lease liabilities	9,066	6,863
Other current liabilities	33,744	30,442
Total current liabilities	196,097	189,620
Non-current lease liabilities	31,665	34,126
Total liabilities	227,762	223,746
Stockholders’ equity:
Class A common stock, $0.001 par value; 1,000,000,000 shares authorized as of December 31, 2024 and December 31, 2023; 39,699,150 and 38,693,589 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively.	40	39
Class B common stock, $0.001 par value; 125,000,000 shares authorized as of December 31, 2024 and December 31, 2023; 31,501,330 and 32,597,119 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively.	32	33
Additional paid-in capital	133,046	116,713
Retained earnings	305,070	268,355
Non-controlling interest	(403)	—
Total stockholders’ equity	437,785	385,140
Total liabilities and stockholders’ equity	$665,547	$608,886

REVOLVE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Year Ended December 31,
	2024	2023
Operating activities:
Net income	$48,771	$28,147
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,429	5,094
Rental product depreciation	736	—
Equity-based compensation	10,028	5,839
Deferred income taxes, net	(6,855)	(5,251)
Changes in operating assets and liabilities:
Accounts receivable	2,067	(6,984)
Inventories	(24,791)	11,637
Income taxes receivable	430	1,349
Prepaid expenses and other current assets	1,812	(5,649)
Other assets	(13,593)	(1,365)
Accounts payable	(2,723)	(2,968)
Income taxes payable	4	(229)
Accrued expenses	(2,190)	2,448
Returns reserve	5,881	399
Right-of-use lease assets and current and non-current lease liabilities	(77)	3,010
Other current liabilities	2,763	7,865
Net cash provided by operating activities	26,692	43,342
Investing activities:
Purchases of property and equipment	(5,649)	(4,198)
Purchases of rental product	(3,038)	—
Cash paid for acquisition	(427)	—
Net cash used in investing activities	(9,114)	(4,198)
Financing activities:
Proceeds from the exercise of stock options, net	6,415	536
Repurchases of Class A common stock	(11,778)	(30,913)
Net cash (used in) provided by financing activities	(5,363)	(30,377)
Effect of exchange rate changes on cash and cash equivalents	(1,064)	1,958
Net increase in cash and cash equivalents	11,151	10,725
Cash and cash equivalents, beginning of period	245,449	234,724
Cash and cash equivalents, end of period	$256,600	$245,449
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Income taxes, net of refund	$22,203	$12,995
Operating leases	$9,305	$7,012
Supplemental disclosure of non-cash activities:
Lease assets obtained in exchange for new operating lease liabilities	$7,180	$20,452

REVOLVE GROUP, INC. AND SUBSIDIARIES

SEGMENT INFORMATION

(Unaudited)

The following table summarizes our net sales, cost of sales and gross profit for each of our reportable segments (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
Net sales	2024	2023	2024	2023
REVOLVE	$251,972	$220,025	$970,517	$904,525
FWRD	41,756	37,753	159,394	164,194
Total	$293,728	$257,778	$1,129,911	$1,068,719

Cost of sales
REVOLVE	$114,416	$98,682	$435,918	$412,708
FWRD	25,014	25,047	100,720	101,812
Total	$139,430	$123,729	$536,638	$514,520

Gross profit
REVOLVE	$137,556	$121,343	$534,599	$491,817
FWRD	16,742	12,706	58,674	62,382
Total	$154,298	$134,049	$593,273	$554,199

The following table lists net sales by geographic area (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
United States	$236,644	$213,658	$903,484	$870,405
Rest of the world	57,084	44,120	226,427	198,314
Total	$293,728	$257,778	$1,129,911	$1,068,719

REVOLVE GROUP, INC. AND SUBSIDIARIES

KEY OPERATING AND FINANCIAL METRICS

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands, except average order value and percentages)
Gross margin	52.5%	52.0%	52.5%	51.9%
Adjusted EBITDA	$18,272	$8,538	$69,516	$43,409
Free cash flow	$1,831	$(4,960)	$18,005	$39,144
Active customers	2,668	2,543	2,668	2,543
Total orders placed	2,172	2,022	8,867	8,701
Average order value	$301	$303	$302	$297

REVOLVE GROUP, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

A reconciliation of non-GAAP Adjusted EBITDA to net income for the three months and year ended December 31, 2024 and 2023 is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Net income	$11,770	$3,494	$48,771	$28,147
Excluding:
Other income, net	(3,246)	(2,677)	$(13,030)	(15,627)
Provision for income taxes	2,877	1,382	$15,676	9,614
Depreciation and amortization	928	1,342	$4,429	5,094
Equity-based compensation	3,277	1,610	$10,028	5,839
Transaction costs (1)	700	—	$1,194	—
Non-routine items (2)	1,966	3,387	$2,448	10,342
Adjusted EBITDA	$18,272	$8,538	$69,516	$43,409

(1)	Includes legal and professional service fees related to potential and consummated strategic acquisitions and investments.
(2)

Non-routine items in the three months and year ended December 31, 2024 included a $2.0 million non-routine loss related to a shipment theft incident, which we expect to recover in full through our insurance in future periods. Non-routine items for the year ended December 31, 2024 also included a $0.5 million charge for a settled matter related to non-routine import and export fees. Non-routine items in the three months and year ended December 31, 2023 included $0.6 million and $7.5 million in legal fees and charges for two separate settled legal matters, respectively and $2.8 million related to non-routine import and export fees.

A reconciliation of non-GAAP free cash flow to net cash provided by operating activities for the three months and year ended December 31, 2024 and 2023 is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in thousands)
Net cash provided by (used in) operating activities	$3,918	$(3,876)	$26,692	$43,342
Purchases of property and equipment	(1,830)	(1,084)	(5,649)	(4,198)
Purchases of rental product	(257)	—	(3,038)	—
Free cash flow	$1,831	$(4,960)	$18,005	$39,144

Net cash used in investing activities	$(2,087)	$(1,084)	$(9,114)	$(4,198)
Net cash provided by (used in) financing activities	$5,623	$(18,279)	$(5,363)	$(30,377)